News

400 Somerset St., New Brunswick, NJ 08901
732.342.7600

MAGYAR BANCORP, INC.
ANNOUNCES STOCK REPURCHASE PROGRAM

NEW BRUNSWICK, NEW JERSEY– April 27, 2007, Magyar Bancorp, Inc. (NASDAQ: MGYR) announced yesterday, April 26th that its Board of Directors has authorized a stock repurchase program pursuant to which the Company intends to repurchase up to 5% of its outstanding shares (excluding shares held by Magyar Bancorp, MHC, the Company’s mutual holding company), or up to 130,927 shares.  The timing of the repurchases will depend on certain factors, including but not limited to, market conditions and prices, the Company’s liquidity requirements and alternative uses of capital. Any repurchased shares will be held as treasury stock and will be available for general corporate purposes.

Elizabeth E. Hance, President and Chief Executive Officer of the Company, stated “We are pleased to announce the repurchase program.  We believe our common stock is an attractive value at current trading prices and we believe the deployment of some of the Company’s capital into this investment is warranted.”

About Magyar Bancorp
Magyar Bancorp (NASDAQ: MGYR) is the parent company of Magyar Bank, a $468 million asset community bank headquartered in New Brunswick, New Jersey. Magyar Bank has been serving families and businesses in Central New Jersey since 1922 with a complete line of financial products and services, and today Magyar operates five branch locations in Branchburg,  New Brunswick(2), North Brunswick, and South Brunswick.  Visit Magyar online at
www.magbank.com.

This news release contains certain forward-looking statements, which are subject to risks and uncertainties. A number of factors could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements, including general economic conditions, changes in interest rates, regulatory considerations, and competition. The Company's reports filed from time to time with the Securities and Exchange Commission, including the Company's Form 10-KSB for the year ended September 30, 2006, describe some of these factors. Forward-looking statements speak only as of the date they are made and the Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date of the forward-looking statements or to reflect the occurrence of unanticipated events.

Contact: John Reissner, Vice President, Marketing Director, 732.214.2083